Exhibit 10.6

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

dated as of March 24, 2015

between

NABORS INDUSTRIES LTD.

And

NABORS RED LION LIMITED

i

EXHIBIT I	Services Managers

SCHEDULE A	Services
SCHEDULE B	Facilities

ii

This Transition Services Agreement, dated as of March 24, 2015 (this “Agreement”), is made by and between Nabors Industries Ltd., a Bermuda exempted company (“Navy”) and Nabors Red Lion Limited, a Bermuda exempted company and currently a wholly owned Subsidiary of Navy (“Red Lion”).

RECITALS

WHEREAS, Navy and Red Lion have entered into a Separation Agreement, dated as of June 25, 2014 (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”), pursuant to which Navy will transfer to Red Lion, and Red Lion has agreed to receive and assume, certain assets and liabilities of the Red Lion Business (the “Separation”).

WHEREAS, Navy, Red Lion, and C&J Energy Services, Inc., a Delaware corporation (“Penny”) have entered into a Merger Agreement, dated as of June 25, 2014 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, following the Separation, Penny will merge with a subsidiary of Red Lion and the common stock of Penny will be converted into common shares of Red Lion.

WHEREAS, pursuant to the Separation Agreement and the Merger Agreement, the Parties (as defined below) have agreed that Red Lion shall provide or cause to be provided to Navy and/or other members of the Navy Group certain services, the use of facilities and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Separation Agreement and the Merger Agreement require execution and delivery of this Agreement by Navy and Red Lion on or prior to the Separation Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.         Certain Defined Terms.  (a)  Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same meaning as in the Separation Agreement.

(b)           The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Additional Service” shall have the meaning set forth in Section 2.01(c).

“Affiliate” shall have the meaning set forth in the Separation Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreement” shall have the meaning set forth in the Separation Agreement.

“Confidential Information” shall have the meaning set forth in Section 10.03(a).

“Dispute” shall have the meaning set forth in Section 8.01(a).

“Facilities” shall have the meaning set forth in Section 4.01(a).

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Party (or such Person), or, if it could have been reasonably foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism, failure of energy sources or facilities, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers.

“Interest Payment” shall have the meaning set forth in Section 5.01(b).

“Navy” shall have the meaning set forth in the Preamble.

“Navy Group” shall have the meaning set forth in the Separation Agreement.

“Navy Services Manager” shall have the meaning set forth in Section 2.03(a).

“Party” means Navy and Red Lion individually, and “Parties” means Navy and Red Lion collectively, and, in each case, their permitted successors and assigns.

“Provider” means Red Lion or its Subsidiary or Affiliate (as determined at the time any Service is provided) providing a Service under this Agreement.

“Provider Indemnified Party” shall have the meaning set forth in Section 7.05.

“Recipient” means Navy or its Subsidiary or Affiliate (as determined at the time such Service is provided) to whom a Service under this Agreement is being provided.

“Recipient Indemnified Party” shall have the meaning set forth in Section 7.06.

“Red Lion” shall have the meaning set forth in the Preamble.

“Red Lion Business” shall have the meaning set forth in the Separation Agreement.

“Red Lion Employee” shall have the meaning set forth in Section 2.01(b).

“Red Lion Entities” shall have the meaning set forth in the Separation Agreement.

“Red Lion Services Manager” shall have the meaning set forth in Section 2.03(b).

“Representative” of a Person means any director, officer, employee, agent, consultant, accountant, auditor, attorney or other representative of such person.

“Schedule(s)” shall have the meaning set forth in Section 2.02.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Separation Date” shall have the meaning shall have the meaning set forth in the Separation Agreement.

“Service Charges” shall have the meaning set forth in Section 5.01(a).

“Service Taxes” shall have the meaning set forth in Section 5.02(a).

“Services” shall have the meaning set forth in Section 2.01(a).

“Subsidiary” of any Person shall mean another Person (other than a natural Person), an aggregate amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of the Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Termination Charges” shall mean, with respect to the early termination of any Service, (a) with respect to labor costs and other costs that are incurred by the Provider on a monthly basis with respect to such Service, an amount equal to any and all Services Charges payable by the Recipient in connection with such Service for the remainder of the month in which such Service is terminated; and (b) with respect to prepaid license fees, prepaid leases, other prepaid costs, and fees that the Provider has not yet paid but is obligated to pay with respect to any reasonable period after the termination of the applicable Service, in each case to the extent such amounts are incurred in connection with the provision of the terminated Services, all such prepaid and committed fees for all periods prepaid or committed; provided, that the Provider shall use its commercially reasonable efforts to reduce any costs, fees or expenses (and to recover prepaid fees) incurred by the Provider or payable to any unaffiliated third-party provider in connection with the provision of such Service and credit any such reductions against the Termination Charges payable by the Recipient (for the avoidance of doubt, no Termination Charges shall be payable by a Recipient with respect to the early termination of a Service in accordance with Section 9.01(b)).

ARTICLE II

SERVICES, DURATION AND SERVICES MANAGERS

Section 2.01.         Services.

(a)           Subject to the terms and conditions of this Agreement, Red Lion shall provide (or cause to be provided) to the Navy Group (i) the services listed on Schedule A to this

Agreement and (ii) access to facilities listed on Schedule B to this Agreement ((i) and (ii) collectively, the “Services”).  All Services shall be solely for the use and benefit of Navy and its Subsidiaries in conducting their ongoing operations after the Separation.

(b)           At all times during the performance of the Services, all Persons performing such Services (including agents, temporary employees, independent third parties, and consultants), who are collectively referred to herein as the “Red Lion Employees”, shall be construed as being independent from the Navy Group and no Red Lion Employee shall be considered or deemed to be an employee of any member of the Navy Group nor entitled to any employee benefits from any member of the Navy Group as a result of this Agreement.  For the avoidance of doubt, Red Lion acknowledges and agrees that throughout the period that a Red Lion Employee is providing Services hereunder, Red Lion is solely responsible for the payment of wages, providing of benefits and satisfaction of all employment-related obligations (including without limitation all obligations with respect to employee leave, immigration, recordkeeping, employment-related taxes and compliance with all labor and employment laws).  Navy acknowledges and agrees that, except as may be expressly set forth herein as a Service (including such agreed Additional Services to be provided pursuant to Section 2.01(c) below) or otherwise expressly set forth in the Separation Agreement, or other binding definitive agreement, Red Lion shall not be obligated to provide, or cause to be provided, any service or goods to any member of the Navy Group.

(c)           If, within one hundred and eighty (180) days after the Separation Date, the Parties determine that a service provided by Red Lion to any member of the Navy Group prior to the date hereof was omitted from the Schedules to this Agreement (each, an “Additional Service”), then the Parties shall negotiate in good faith to agree to the terms and conditions upon which such services would be added to this Agreement, it being agreed that the charges for such services should be determined on a basis consistent with the methodology for determining the initial prices provided for in Section 5.01.

Section 2.02.         Duration of Services.  Subject to the terms of this Agreement, Provider shall provide (or cause to be provided) to the Recipients each Service until the earlier to occur of, with respect to each such Service, (i) the expiration of the period of the maximum duration for such Service as set forth on Schedule A or Schedule B (each a “Schedule”, and collectively, the “Schedules”) or (ii) the date on which such Service is terminated under Section 9.01(b); provided, however, that each Recipient shall use its commercially reasonable efforts in good faith to transition itself to a stand-alone entity with respect to each Service during the period for such Service as set forth in the relevant Schedules; and provided, further, that in the event that the expiration of the period of the maximum duration is not set forth in Schedule A or Schedule B and such Services are not earlier terminated under Section 9.01(b), the Parties’ obligations with respect to the provision of any such Services and payment for any such Services shall terminate on December 31, 2015.

Section 2.03.         Transition Services Managers.  (a) Navy hereby appoints and designates the individual holding the Navy position set forth on Exhibit I to act as its initial services manager (the “Navy Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Services and have authority to act on Navy’s behalf with respect to matters relating to this Agreement.  The Navy Services Manager will work with the personnel of the Navy Group to periodically address issues and matters raised by Red Lion relating to this Agreement.  Notwithstanding the requirements of Section 10.05, all communications from Red Lion to Navy pursuant to this Agreement regarding routine matters involving the Services set forth on the Schedules shall be made through the Navy Services Manager, or such other individual as specified by the Navy Services Manager in writing and delivered to Red Lion by email or facsimile transmission with receipt confirmed.  In the event the Navy Services Manager is unavailable or intends to be unavailable, the Navy Services Manager shall promptly specify another individual to serve as the Navy Services Manager in the interim. Navy shall notify Red Lion of the appointment of a different Navy Services Manager, if necessary, in accordance with Section 10.05.

(b)           Red Lion hereby appoints and designates the individual holding the Red Lion position set forth on Exhibit I to act as its initial services manager (the “Red Lion Services Manager”), who will be directly responsible for coordinating and managing the receipt of the Services and have authority to act on Red Lion’s behalf with respect to matters relating to this Agreement.  The Red Lion Services Manager will work with the personnel of Red Lion Entities to periodically address issues and matters raised by Navy relating to this Agreement.  Notwithstanding the requirements of Section 10.05, all communications from Navy to Red Lion pursuant to this Agreement regarding routine matters involving the Services set forth on the Schedules shall be made through the Red Lion Services Manager or such other individual as specified by the Red Lion Services Manager in writing and delivered to Navy by email or facsimile transmission with receipt confirmed.  In the event the Red Lion Services Manager is unavailable or intends to be unavailable, the Red Lion Manager shall promptly specify another individual to serve as the Red Lion Services Manager in the interim.  Red Lion shall notify Navy of the appointment of a different Red Lion Services Manager, if necessary, in accordance with Section 10.05.

Section 2.04.         Personnel.  (a) The Provider will have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform any Service, and (ii) remove and replace such personnel at any time, so long as there is no resulting increase in costs or decrease in the level of service for the Recipient; provided, however, that each Red Lion Employee shall hold any required licenses and certifications necessary, and shall be fully qualified, to perform the applicable Service and the Provider will use commercially reasonable, good faith efforts to limit the disruption to the Recipient in the transition of the Services to different personnel.  For the avoidance of doubt, no Recipient or other member of the Navy Group shall have the authority to terminate any Red Lion Employee’s employment with Red Lion or any other third party.

(b)           In the event that the provision of any Service by the Provider requires, as set forth in the Schedules, the cooperation and services of the applicable personnel of the Recipient, the Recipient will make available such personnel as may be reasonably necessary to enable the Provider to provide such Service.  The Recipient will have the right, in its reasonable discretion, to (i) designate which personnel it will make available to the Provider in connection with the foregoing sentence, and (ii) remove and replace such personnel at any time, in each case so long as there is no resulting increase in costs to, or any materially adverse effect to the provision of such Service by, the Provider; provided, however, that the Recipient will use its commercially reasonable efforts to limit the disruption to the Provider in the transition of such personnel.  All personnel of the Recipient made available pursuant to this Section 2.04(b) shall be instructed to comply with the applicable policies and guidelines of the Provider while on Provider premises, including any policies and guidelines relating to enterprise information technology (EIT).

ARTICLE III

OTHER ARRANGEMENTS

Section 3.01.         Third Party Licenses and Consents.  The Parties shall use commercially reasonable efforts to obtain, and to keep and maintain in effect, all governmental or third party licenses and consents required for the provision of any Service by a Provider in accordance with the terms of this Agreement; provided, that if a Provider is unable to obtain or maintain any such license or consent, such Provider shall promptly notify the Recipient in writing and shall, and shall cause its Affiliates to, use commercially reasonable efforts to implement an appropriate alternative arrangement.  To the extent such failure to obtain or maintain any such license or consent is not due to Provider’s own negligence or other failure to satisfy Provider’s obligations hereunder, the reasonable costs relating to obtaining any such licenses or consents, to the extent attributable to the Services, shall be borne by the Recipient; provided, that the Provider shall not incur any such costs without the prior written consent of the Recipient.  If any such license, consent or permissible alternative arrangement is not reasonably available despite the commercially reasonable efforts of the Provider and its Affiliates, such Provider shall not be required to provide the affected Services, and in the event the Provider ceases providing such Services, the Recipient shall have no obligation to pay any Service Charges or Termination Charges in respect of periods after the date the Provider ceases providing such Service.  A Provider shall not, without the Recipient’s prior written consent, enter into any contract or agreement, or modify the terms of any existing contract or agreement, if as a result: (a) the provision of any Service would violate the terms of such contract or agreement; (b) costs payable or potentially payable by Recipient would increase; (c) or such Provider could otherwise become unable to provide any Service.

Section 3.02.         Third Party Providers.  If a Provider receives written notice from any third party service provider that such Person intends to terminate a service pursuant to which such Provider provides, or causes to be provided, a Service to the Recipient, then such Provider shall provide a copy of such written notice to the Recipient and shall use commercially reasonable efforts to secure the continued provision of that service from such third party or an alternative service provider.  In any such event, Recipient shall have no obligation to pay any Service Charge or Termination Charge relating to such terminated Services in respect of periods after the date of the termination of such Service that has not been continued or for which alternative arrangements have been made.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.01.         Co-location and Facilities Matters.  (a) Red Lion hereby grants to Navy and its Affiliates a limited license to use and access space at certain facilities and to continue to use certain equipment located at such facilities (including use of office security and badge services), in each case as listed in Schedule B (the “Facilities”), for substantially the same purposes and in substantially the same manner used immediately prior to the date of this Agreement.  For the avoidance of doubt, at each of the Facilities, Red Lion shall, in addition to providing access and the right to use such facilities, provide to the personnel of Navy and its Affiliates substantially all ancillary services that are provided as of the date of this Agreement to its own personnel at such facility, such as, by way of example and not limitation: reception, general maintenance (subject to the immediately following sentence), janitorial, security (subject to the immediately following sentence) and telephone services; access to duplication, facsimile, printing and other similar office services; and use of cafeteria, break room, restroom and other similar facilities.  Unless otherwise provided in the Schedules, such ancillary services shall include (A) in the case of security, those services provided in connection with shared areas of a Facility, it being understood that the Provider shall not provide security services to Recipient-specific areas of Provider’s facility under the control of Recipient (to the extent that it is reasonably practicable for Recipient to provide such services with respect to any such Recipient-specific area) or security passes that permit entrance to Provider-specific areas of Provider’s facility, except to the extent necessary for Recipient’s personnel to access Recipient-specific areas or common areas of the facility, and (B) in the case of maintenance services, those services historically provided that are general in nature and within the scope of customary maintenance of ordinary wear and tear.

(b)           Navy shall only permit its authorized Representatives, contractors, invitees or licensees to use the Facilities, except as otherwise permitted by Red Lion in writing.  Navy shall, and shall cause its respective Subsidiaries, Representatives, contractors, invitees or licensees to, vacate Red Lion’s Facilities at or prior to the expiration date relating to each Facility set forth in Schedule B and shall deliver over to Red Lion or its Subsidiaries, as applicable, the Facilities in substantially the same repair and condition at that date as on the date of this Agreement, ordinary wear and tear and any condition caused by Red Lion or its Subsidiaries excepted; provided, however, that in the event that the third-party lease for a Facility specifies otherwise, Navy shall deliver over such Facility in such repair and condition (taking into account the date that the Party began its occupation of such Facility) as set forth in the third-party lease.  In addition to the access rights provided under Section 4.02, Red Lion or its Subsidiaries, or the landlord in respect of any third-party lease, shall have reasonable access to their respective Facilities from time to time as reasonably necessary for the security and maintenance thereof in accordance with past practice, the terms of this Agreement and the terms of any third-party lease agreement, if applicable.  Navy agrees to maintain commercially appropriate and customary levels (in no event less than what is required by the landlord under the applicable lease agreement) of property and liability insurance in respect of the Facilities the Recipients occupy and the activities conducted thereon and to be responsible for, and to indemnify and hold harmless Red Lion and other parties in accordance with Article VII in respect of, the acts and omissions of the Recipients’ Representatives, contractors, invitees and licensees.  Red Lion shall, and shall cause its Subsidiaries, Representatives, contractors, invitees and licensees to, comply in all material respects with (i) all Laws applicable to their use or occupation of any Facility including those relating to environmental and workplace safety matters, (ii) Red Lion’s applicable site rules, regulations, policies and procedures, and (iii) any applicable requirements of any third-party lease governing any Facility.  Navy shall, and shall cause its Subsidiaries, Representatives, contractors, invitees and licensees to, comply in all material respects with (i) all Laws applicable to their use or occupation of any Facility including those relating to environmental and workplace safety matters, (ii) Red Lion’s applicable site rules, regulations, policies and procedures, and (iii) any applicable requirements of any third-party lease governing any Facility.  Navy shall not make, and shall cause its Subsidiaries, Representatives, contractors, invitees and licensees to refrain from making, any material alterations or improvements to the Facilities except with the prior written approval of the other Red Lion or its Subsidiaries, as applicable, which consent Red Lion may withhold in its sole discretion.  Red Lion shall provide heating, cooling, electricity and other utility services for the Facilities substantially consistent with levels provided prior to the date of this Agreement.  The rights granted pursuant to this Section 4.01 shall be in the nature of a license and shall not create a leasehold or other estate or possessory rights in Navy, or its Subsidiaries, Representatives, contractors, invitees or licensees, with respect to the Facilities.

Section 4.02.         Access.  (a) Navy shall, and shall cause its Subsidiaries to, allow Red Lion and its Representatives reasonable access during normal business hours to the Facilities (and portions thereof) occupied by Navy necessary for Red Lion to fulfill its obligations under this Agreement; provided, however, that Red Lion and each Provider will use its commercially reasonable, good faith efforts to limit the disruption to the Recipient in the fulfillment of its obligations under this Agreement.

(b)           Notwithstanding the other rights of access of the Parties under this Agreement, Red Lion shall, and shall cause its Subsidiaries to, afford Navy, its Subsidiaries and Representatives, following not less than five (5) business days’ prior written notice from Navy, reasonable access during normal business hours to the facilities, information, systems, infrastructure, and personnel of the Providers as reasonably necessary for Navy to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, such access shall not unreasonably disrupt any of the business or operations of Red Lion or its Subsidiaries.

Section 4.03.         Cooperation.  It is understood that it will require the significant efforts of both Parties to implement this Agreement and to ensure performance of this Agreement by the Parties at the agreed upon levels in accordance with all of the terms and conditions of this Agreement.  The Parties will cooperate, acting in good faith and using commercially reasonable efforts, to effect a smooth and orderly provision and transition of the Services provided under this Agreement from the Provider to the Recipient (including repairs & maintenance Services and the assignment or transfer of the rights and obligations under any third-party contracts relating to the Services); provided, however, that this Section 4.03 shall not require either Party to incur any material out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed to in writing by the Parties.

ARTICLE V

COSTS AND DISBURSEMENTS

Section 5.01.         Costs and Disbursements.  (a) Except as otherwise provided in this Agreement or in the Schedules to this Agreement, a Recipient of Services shall pay to the Provider of such Services a monthly fee for the Services based on Provider’s cost of providing such Services (or category of Services, as applicable), including such Provider’s out-of-pocket costs and expenses, and customary allocation of overhead expenses and leveraged assets, services and resources (including applicable hardware and software maintenance and support charges) (each such fee constituting a “Service Charge” and, collectively, “Service Charges”).  During the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) shall not increase, except to the extent (i) appropriate to reflect an increase in the volume of Services received or requested by any Recipient, (ii) any increases described in the Schedules or as otherwise mutually agreed to by the Parties, and (iii) subject to compliance with Section 5.01(b), any increase in the rates or charges imposed by any third-party provider that is providing Services.  The relevant Schedule shall be updated to reflect such increase in Service Charges.  All charges based on a monthly or other time basis will be pro-rated based on actual days elapsed during the period of service.

(b)           The Provider shall deliver an invoice to the Recipient for all Service Charges (and any taxes due and owing in accordance with Section 5.02) on a monthly basis beginning on the second (2nd) month following the Closing Date, in arrears for the Service Charges due to the Provider under this Agreement.  The Recipient shall pay the undisputed amount of each such invoice by wire transfer to the Provider within fifteen (15) days of the receipt of each such invoice.  If the Recipient fails to pay such amount by such date, the Recipient shall be obligated to pay to the Provider, in addition to the amount due, interest at an annual interest rate of five percent (5%) (the “Interest Payment”), accruing from the date the payment was due through the date of actual payment.  The Provider shall provide the Recipient with data and documentation (including copies of all applicable third-party invoices, other than invoices for repair & maintenance Services) reasonably satisfactory to the Recipient supporting the calculation of any Service Charges that are increased pursuant to Section 5.01(a) or are variable from month to month (as a result of changes to the costs incurred by the Provider from any third-party provider in relation to such Service, any reduction in Services or otherwise) for the purpose of verifying the accuracy of such calculation.

(c)           Subject to the confidentiality provisions set forth in Section 10.03, Red Lion shall, and shall cause its Affiliates to, provide, upon ten (10) days’ prior written notice from Navy, any information within its or its Affiliates’ possession that Navy reasonably requests in connection with any Services being provided (either by Red Lion or any of its Affiliates or an unaffiliated third-party provider), including any applicable invoices, agreements documenting the arrangements between Affiliate or third-party provider and the Provider and other supporting documentation.

Section 5.02.         Taxes.  (a) Without limiting any provisions of this Agreement, the Recipient shall bear any and all sales, use, transaction, services, gross receipts (to the extent imposed in lieu of sales or transfer taxes) and transfer taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, Services and any fees or charges, including any Service Charges, payable by it pursuant to this Agreement (any such taxes or amounts “Service Taxes”).

(b)           Notwithstanding anything to the contrary in Section 5.02(a) or elsewhere in this Agreement, the Recipient shall be entitled to withhold from any payments to the Provider any such taxes that Recipient is required by law to withhold and shall pay over such taxes to the applicable taxing authority.  If the Recipient withholds any amounts respecting Service Taxes, the sum payable by the Recipient to the Provider shall be increased as necessary so that after such withholding has been made (including such withholdings applicable to the additional amounts payable under this Section), the Provider receives an amount equal to the sum it would have received had no such withholding been made.

Section 5.03.         No Right to Set-Off.  The Recipient shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the Provider under this Agreement on account of any obligation owed by the Provider to the Recipient that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing.

ARTICLE VI

STANDARD FOR SERVICE

Section 6.01.         Standard for Service.  (a) Except where the Provider is restricted by an existing contract with a third party or by Law, and unless any Schedule hereto indicates otherwise or the parties shall agree in writing to a different arrangement, Red Lion agrees to, and to cause each Provider (i) to comply with all applicable Laws and perform the Services such that the nature, quality, standard of care and the service levels at which such Services are performed are no less than the nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of the Provider during the twelve-month period prior to the Closing Date (or, if not so previously provided, then substantially similar to that which are applicable to similar services provided to the Provider’s Affiliates or other business components); and (ii) upon receipt of written notice from the Recipient identifying any outage, interruption or other failure of any Service, to respond to such outage, interruption or other failure of any Services in a manner that is no less than that which is substantially similar to the manner in which such Provider or its Affiliates responded to any outage, interruption or other failure of the same or similar services during the twelve-month period prior to the Closing Date (the Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed to be a breach of the provisions of this Section 6.01 so long as the applicable Provider complies with this clause (ii)).  As of or following the date of this Agreement, if the Provider is or becomes aware of any restriction on the Provider by an existing contract with a third-party that would restrict the nature, quality, standard of care or service levels applicable to delivery of the Services to be provided by the Provider to the Recipient, the Provider shall promptly notify the Recipient of any such restriction (which notice shall in any event precede any change to, or reduction in, the nature, quality, standard of care or service levels applicable to delivery of the Services resulting from such restriction) and use good faith efforts to provide such Services in a manner as closely as possible to the standards described in this Section 6.01, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect such change to, or reduction in, the nature, quality, standard of care or service levels of the Service, as applicable.  The Provider shall have no obligation to provide any Services hereunder in respect of any business, assets or properties acquired by the Recipient or any of its Affiliates subsequent to the Closing Date.

(b)           It is understood and agreed that a Provider may (but is not obligated to) from time to time modify, change or enhance the manner, nature, quality and/or standard of care of any Service provided to the Recipient to the extent such Provider is making a similar change in the performance of such services for the Provider and its Affiliates.  The Provider shall promptly furnish to Recipient notice with respect to such modifications, changes or enhancements, including a reasonably detailed description thereof. To the extent any such modification or change affects a Service and relates to technology, software or information systems, the Provider shall have no obligation to continue to provide, or cause to be provided, such Service using the prior technology, software or information systems, but shall be required to provide such Service in accordance with this Agreement (or an alternate service that meets the requirements for such Service set out in Schedule A) using its upgraded or changed technology, software or information systems.  Any reasonable incremental expense incurred by the Provider in making any such modification, change or enhancement to the Services performed hereunder or in providing such Services on an ongoing basis shall be taken into account in the calculation of Service Costs to the extent contemplated by Section 5.01(a); provided, no such incremental cost in making any such modification, change or enhancement to the Services performed hereunder or in providing such Services on an ongoing basis shall be taken into account to the extent an alternative service is utilized by Provider. The Provider shall have no obligation to provide, or cause to be provided, Services to the extent any changes are made to the Recipient’s business that materially increase or materially adversely increase the Provider’s burden with respect to the provision of such Services or that make commercially impracticable the provision of such Services, unless and only to the extent the Parties otherwise agree in writing or as expressly set forth herein.

(c)           The Provider shall have the right to shut down temporarily for maintenance purposes the operation of the Facilities providing any Service whenever, in the Provider’s sole and absolute discretion, such action is necessary; provided, however, that no preplanned temporary shutdown shall occur with less than forty-eight (48) hours’ advance notice to the applicable Recipient. For clarity, the Provider may temporarily close Facilities without advance notice in order to perform emergency or unplanned maintenance.  The Provider shall be relieved of its obligations to provide the Services affected by such shutdown during the period that its Facilities are so shut down, and the Recipient shall be relieved of its obligations to pay the Service Charges and potential Termination Charges related to such Services in respect of periods after the date the applicable Services so shut down.

Section 6.02.         Disclaimer of Warranties.  Except as expressly set forth in this Agreement, the Parties acknowledge and agree that the Services are provided as-is, that the Recipients assume all risks and liability arising from or relating to its use of and reliance upon the Services and each Provider makes no representation or warranty with respect thereto.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING

THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE TRANSITION SERVICES FOR A PARTICULAR PURPOSE.

Section 6.03.         Compliance with Laws and Regulations.  Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement.  No Party will knowingly take any action in violation of any such applicable Law that results in liability being imposed on the other Party.

ARTICLE VII

LIMITED LIABILITY AND INDEMNIFICATION

Section 7.01.         Personal Injury.  EACH PARTY (AS AN INDEMNIFYING PARTY) SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD THE OTHER PARTY, ITS AFFILIATES, AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, AND AGENTS (ALL AS INDEMNIFIED PARTIES) FREE AND HARMLESS FROM AND AGAINST ALL LOSSES IN CONNECTION HEREWITH IN RESPECT OF INJURY TO OR DEATH OR SICKNESS OF ANY EMPLOYEE, AGENT, OR REPRESENTATIVE OF THE INDEMNIFYING PARTY, ITS AFFILIATES OR THEIR CONTRACTORS OR SUBCONTRACTORS OF ANY PARTY, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT, OR ACTIVE OR PASSIVE) OF THE INDEMNIFIED PARTIES, EXCEPT TO THE EXTENT SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNIFIED PARTY.

Section 7.02.         Indirect and Other Damages.  Notwithstanding anything to the contrary contained in this Agreement, the Providers shall not be liable to the Recipient or any of its Affiliates or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any punitive, special, indirect, incidental, consequential, or exemplary damages (including any lost profits, lost savings, loss of reputation or loss of opportunity included in such damages), which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by the Providers (including any Affiliates and Representatives of a Provider and any third-party providers, in each case, providing the applicable Services) under this Agreement or the provision of, or failure to provide, any Services under this Agreement; provided, however, that (i) the Provider may be liable to the other Party for any such damages that result directly from the willful misconduct or gross negligence of the Providers, and (ii) to the extent a Party is otherwise determined to be entitled to recover any punitive, special, indirect, incidental, consequential, or exemplary damages, such damages may be recovered only to the extent the Party claiming such damages has actually paid amounts to a third party as part of a judgment or settlement.

Section 7.03.         Limitation of Liability.  Subject to Section 7.04, the liabilities of each Provider and its Affiliates and Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this

Agreement), or from the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall not exceed the total aggregate Service Charges (excluding any third-party costs and expenses included in such Service Charges) actually paid to such Provider by the Recipient pursuant to this Agreement.

Section 7.04.         Obligation To Re-perform; Liabilities.  In the event of any breach of this Agreement by any Provider with respect to the provision of any Services (with respect to which the Provider can reasonably be expected to re-perform in a commercially reasonable manner), the Provider shall (a) promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the written request of the Recipient and at the sole cost and expense of the Provider and (b)  subject to the limitations set forth in Sections 7.01 and 7.02, reimburse the Recipient and its Affiliates and Representatives for liabilities attributable to such breach by the Provider.  Other than as set forth in Section 7.06, the remedy set forth in this Section 7.04 shall be the sole and exclusive remedy of the Recipient for any such breach of this Agreement.  Any request for re-performance in accordance with this Section 7.04 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one (1) month from the date such breach occurred.

Section 7.05.         Release and Recipient Indemnity.  Subject to Section 7.01, each Recipient hereby releases the Providers and their Affiliates and Representatives (each, a “Provider Indemnified Party”), and each Recipient hereby agrees to indemnify, defend and hold harmless each such Provider Indemnified Party from and against any and all liabilities arising from, relating to or in connection with the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services, except to the extent that such liabilities arise out of, relate to or are a consequence of the applicable Provider Indemnified Party’s bad faith, gross negligence or willful misconduct.

Section 7.06.         Provider Indemnity.  Subject to Section 7.01, each Provider hereby agrees to indemnify, defend and hold harmless the Recipients and their Affiliates and Representatives (each a “Recipient Indemnified Party”), from and against any and all liabilities arising from, relating to or in connection with the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services or in connection with the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement to the extent that such liabilities arise out of, relate to or are a consequence of the applicable Provider’s bad faith, gross negligence or willful misconduct.

Section 7.07.         Indemnification Procedures.  The provisions of Article III of the Separation Agreement shall govern claims for indemnification under this Agreement.

Section 7.08.         Liability for Payment Obligations.  Nothing in this Article VII shall be deemed to eliminate or limit, in any respect, Navy’s express obligation in this Agreement to pay Termination Charges or Service Charges for Services rendered in accordance with this Agreement.

Section 7.09.                          Exclusion of Other Remedies.  The provisions of Sections 7.04, 7.05 and 7.06 of this Agreement, subject to Section 7.03, shall be the sole and exclusive remedies of the Provider Indemnified Parties and the Recipient Indemnified Parties, as applicable, for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.01.                          Dispute Resolution.  (a) In the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including claims seeking redress or asserting rights under any Law (each, a “Dispute”), Navy and Red Lion agree that the Navy Services Manager and the Red Lion Services Manager (or such other persons as Navy and Red Lion may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably.  If such Dispute has not been resolved to the mutual satisfaction of Navy and Red Lion within fifteen (15) days after the initial written notice of the Dispute (or such longer period as the Parties may agree), then such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article V of the Separation Agreement; provided, that such dispute resolution process shall not modify or add to the remedies available to the Parties under this Agreement.

(b)                                 In any Dispute regarding the amount of a Service Charge, if after such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Section 8.01(a), it is determined that the Service Charge that the Provider has invoiced the Recipient, and that the Recipient has paid to the Provider, is greater or less than the amount that the Service Charge should have been, then (a) if it is determined that the Recipient has overpaid the Service Charge, the Provider shall within five (5) business days after such determination reimburse the Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by the Recipient to the time of reimbursement by the Provider; and (b) if it is determined that the Recipient has underpaid the Service Charge, the Recipient shall within five (5) business days after such determination reimburse the Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by the Recipient to the time of payment by the Recipient.

ARTICLE IX

TERM AND TERMINATION

Section 9.01.                          Term and Termination.  (a) This Agreement shall commence immediately upon the Closing Date and shall terminate upon the earlier to occur of:  (i) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement or (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

(b)                                 (i) Without prejudice to a Recipient’s rights with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement with respect to the entirety of any individual Service or any portion thereof, (A) for any reason or no reason (y) upon providing to the Provider sixty (60) days’ prior written notice, and (z) subject to the obligation to pay any applicable Termination Charges pursuant to Section 9.02, or (B) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by the Provider of written notice of such failure from the Recipient; and (ii) a Provider may terminate this Agreement with respect to one or more Services, in whole but not in part, at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services, including making payment of Service Charges when due, and such failure shall be continued uncured for a period of thirty (30) days after receipt by the Recipient of a written notice of such failure from the Provider.  The relevant Schedule shall be updated to reflect any terminated Service.  In the event that any Service is terminated other than at the end of a month, the Service Charge associated with such Service shall be pro-rated for the remainder of such month appropriately.  The Parties acknowledge that there may be interdependencies among the Services being provided under this Agreement that are not identified on the applicable Schedules, and agree that if the Provider’s ability to provide a particular Service in accordance with this Agreement is materially and adversely impacted by the termination of another Service in accordance with Section 9.01(b)(i)(A) prior to the expiration of the period of the maximum duration for such Service, the Parties shall negotiate in good faith to amend the Schedule relating to such impacted continuing Service, which amendment shall be consistent with the terms of, and the pricing methodology used for, comparable Services.

(c)                                  A Recipient may from time to time request a reduction in part of the scope or amount of any Service that is identified on the applicable Schedule as being subject to the provisions of this Section 9.01(c).  If requested to do so by Recipient, the Provider agrees to discuss in good faith appropriate reductions to the relevant Service Charges in light of all relevant factors including the costs and benefits to the Provider of any such reductions.  If, after such discussions, and without prejudice to Recipient’s rights under Section 9.01(b), the Recipient and the Provider do not agree to any requested reduction of the scope or amount of any Service and the relevant Service Charges in connection therewith, then there shall be no change to the scope or amount of any Services or Service Charges under this Agreement.  In the event that a Recipient and a Provider agreed to any reduction of Service and the relevant Service Charges, the relevant Schedule shall be updated to reflect such reduced Service.  In the event that any Service is reduced other than at the end of a month, the Service Charge associated with such Service for the month in which such Service is reduced shall be pro-rated appropriately.

Section 9.02.                          Effect of Termination.  Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide the terminated Service, and the relevant Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided, that the Recipient shall remain obligated to the relevant Provider for the (i) Service Charges owed and payable in respect of Services provided prior to the effective date of termination and (ii) any applicable Termination Charges.  In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article VII (including liability in respect of any indemnifiable liabilities under this Agreement arising or occurring on or prior to the date of termination), Article VIII, Article IX, Article X, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges and any applicable Termination Charges payable pursuant to the early termination of a Service, shall continue to survive indefinitely.

Section 9.03.                          Force Majeure.  (a) No Provider (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided, that (i) the Provider (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations; and (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides to its Affiliates and its other business components with respect to such Service.  In the event of an occurrence of a Force Majeure, the Provider shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and the Provider shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause. In such event, the Recipient shall be relieved of any and all obligations in respect of the payment of any Service Charge for the applicable suspended Service with respect to the period of time such Service is suspended as a result of the applicable Force Majeure.

(b)                                 During the term of this Agreement, including during the period of a Force Majeure, the Recipient shall be entitled to seek an alternative service provider with respect to any Service(s) (at Recipient’s own expense).

ARTICLE X

GENERAL PROVISIONS

Section 10.01.                   No Agency.  Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any party an agent of another unaffiliated party in the conduct of such other party’s business.  Each Provider of any Service under this Agreement shall act as an independent contractor and not as the agent of the Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign.

Section 10.02.                   Subcontractors.  A Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided, that (i) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to the Provider and (ii) such Provider shall in all cases remain responsible for all of its obligations under this Agreement with respect to the scope of the Services, the standard for services as set forth in Article VI and the content of the Services provided to the Recipient.

Section 10.03.                   Treatment of Confidential Information.  (a) The Parties shall not, and shall cause all other persons providing Services or having access to information of the other Party that is known to such Party as confidential or proprietary (“Confidential Information”) not to, disclose to any other person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that each Party may disclose Confidential Information of the other Party, to the extent permitted by applicable Law:  (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (ii) in any report, statement, testimony or other submission required to be made to any Governmental Authority having jurisdiction over the disclosing Party; or (iii) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding.  In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege.  In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b)                                 Each Party shall, and shall cause its Representatives to protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature.

(c)                                  Each Party shall cause its Representatives to agree to be bound by the same restrictions on use and disclosure of Confidential Information as are binding upon such Party in advance of the disclosure of any such Confidential Information to them.

(d)                                 Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services under this Agreement.

Section 10.04.                   Further Assurances.  Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

Section 10.05.                   Notices.  Except with respect to routine communications by the Navy Services Manager and Red Lion Services Manager under Section 2.03, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.05):

(i)                                     if to Navy:

Nabors Industries Ltd.

Crown House

Second Floor

4 Par-la-Ville Road

Hamilton, HM 08

Bermuda

Attention: Corporate Secretary

with a copy to:

Nabors Corporate Services, Inc.

515 West Greens Road, Suite 1200

Houston, Texas 66057

Attention: General Counsel

Facsimile: (281) 775-4319

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, New York 10005

Attention: Charles J. Conroy

Scott W. Golenbock

Facsimile: (212) 822-5219

(ii)                              if to Red Lion:

C&J Energy Services Ltd.

Canon’s Court

22 Victoria Street

Hamilton HM12

Bermuda

Attention:  Corporate Secretary

with a copy to:

C&J Energy Services Ltd.

3990 Rogerdale Rd.

Houston, TX 77042

Attention: Steven Carter

Facsimile: (713) 325-5920

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Stephen M. Gill

Facsimile: (713) 615-5956

Section 10.06.                   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.07.                   Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement, the Separation Agreement, the Merger Agreement and the other Ancillary Agreements, constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement.

Section 10.08.                   No Third-Party Beneficiaries.  Except as provided in Article VII with respect to Provider Indemnified Parties and Recipient Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Navy or Red Lion, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 10.09.                   Governing Law.  This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any Party to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

Section 10.10.                   Amendment.  No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by all the Parties.

Section 10.11.                   Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) Navy and Red Lion have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless business days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a business day, the period shall end on the next succeeding business day.

Section 10.12.                   Counterparts.  This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.13.                   Assignability.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto; provided, however that either Party may assign its rights hereunder to an Affiliate without the prior written consent of the other Party; provided, further, that such assigning Party shall remain liable for its obligations hereunder notwithstanding such assignment.

Section 10.14.                   Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY TO THIS AGREEMENT

HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

Section 10.15.                   Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney or representative of either Navy or Red Lion or their respective predecessors, successors or Affiliates shall have any liability for any obligations or liabilities of Navy or Red Lion, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

[The remainder of this page is Intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Name:	Mark D. Andrews
Title:	Corporate Secretary

NABORS RED LION LIMITED

By:	/s/ Mark D. Andrews
Name:	Mark D. Andrews
Title:	Director

Exhibit I

Services Managers

Position
Navy Services Manager	Sri Valleru, Vice President and Chief Information Officer

Red Lion Services Manager	Steven Carter, Chief Information Officer

Schedule A
Services

None.

Schedule B

Facilities

Function	Item/Process	Description	Duration Post-Close	Notes	Estimated Monthly Cost
Facilities	Pleasanton, TX	Lessor: Nabors Completion & Production Services Co. Lessee: Nabors Drilling USA, LP Address: 586 County Road 429, Pleasanton, TX	Month-to Month but no later than 12/31/15

NDUSA will sublease space from NCPS on a month to month basis, with thirty days’ notice required for termination of the sublease, provided, however, that in no event shall the sublease extend past 12/31/15. It is estimated that the square footage occupied by NDUSA and Canrig is 35% of the total. Total operating expenses are $65,000/month which will be distributed based on such estimated square footage occupied.

$22.50/sq. ft. + % of total operating costs based on sq. ft. occupied (total is $65k/month)
Facilities	Pleasanton, TX	Lessor: Nabors Completion & Production Services Co. Lessee: Canrig Drilling Technology, Ltd. Address: 586 County Road 429, Pleasanton, TX	Month-to Month but no later than 12/31/15

Canrig will sublease space from NCPS on a month to month basis, with thirty days’ notice required for termination of the sublease, provided, however, that in no event shall the sublease extend past 12/31/15. It is estimated that the square footage occupied by NDUSA and Canrig is 35% of the total. Total operating expenses are $65,000/month which will be distributed based on such estimated square footage occupied.

$22.50/sq. ft. + % of total operating costs based on sq. ft. occupied (total is $65k/month)

Function	Item/Process	Description	Duration Post-Close	Notes	Estimated Monthly Cost
Facilities	Williston, ND Mancamp	Lessor: Nabors Completion & Production Services Co. Lessee: Nabors Drilling USA, LP Address:	Month-to Month, but no later than 12/31/15	NDUSA to be provided with access to available beds (for the avoidance of doubt, beds will not be reserved but will be made available to NDUSA on an as available basis)	Beds may be used at a cost of $61 per night
Facilities	Denver, CO	Lessor: Nabors Completion & Production Services Co. Lessee: Nabors Drilling USA, LP Address: 475 17th Street Building, Suite 850, Denver, CO	Month-to Month, but no later than 12/31/15	NDUSA will sublease space from NCPS on a month to month basis, with thirty days’ notice required for termination of the sublease, provided, however, that in no event shall the sublease extend past 12/31/15. Under the terms of the sublease, 5 offices will be reserved solely for use by C&J and the rest of the space will be shared with NDUSA, Canrig, and Ramshorn	$4,523
Facilities	Denver, CO	Lessor: Nabors Completion & Production Services Co. Lessee: Canrig Drilling Technology, Ltd. Address: 475 17th Street Building, Suite 850, Denver, CO	Month-to Month, but no later than 12/31/15	Canrig will sublease space from NCPS on a month to month basis, with thirty days’ notice required for termination of the sublease provided, however, that in no event shall the sublease extend past 12/31/15. Under the terms of the sublease, 5 offices will be reserved solely for use by C&J and the rest of the space will be shared with NDUSA, Canrig, and Ramshorn	$1,771

Function	Item/Process	Description	Duration Post-Close	Notes	Estimated Monthly Cost
Facilities	Denver, CO	Lessor: Nabors Completion & Production Services Co. Lessee: Ramshorn Investments, Inc. Address: 475 17th Street Building, Suite 850	Month-to Month, but no later than 12/31/15	Ramshorn will sublease space from NCPS on a month to month basis, with thirty days’ notice required for termination of the sublease, provided, however, that in no event shall the sublease extend past 12/31/15. Under the terms of the sublease, 5 offices will be reserved solely for use by C&J and the rest of the space will be shared with NDUSA, Canrig, and Ramshorn	$1,000
Facilities	Sylvan Lake, Canada	Lessor: Nabors Production Services, Ltd. Lessee: Nabors Drilling Canada, Ltd. Address: 33 Schenk Industrial Road, Sylvan Lake, Canada	Month-to Month, but no later than 12/31/15

Pursuant to the lease agreement dated October 1, 2014, NDUSA will sublease 153,000 square foot yard storage from NCPS on a month to month basis, with thirty days’ notice required for termination of the sublease, provided, however, that in no event shall the sublease extend past 12/31/15.

					CDN $8,750